Exhibit 10.40

William M. Burns
F. Hoffmann-La Roche Ltd
Grenzacherstrasse  124
CH-4070
Basel, Switzerland

August 17, 2007

Re:	Support of CellCept® activities outside the U.S. (the “ROW”) between Aspreva Pharmaceuticals SA (“Aspreva”), and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”)

Dear Mr. Burns,

As a follow up to our recent discussions with you and your team regarding our CellCept® Collaboration and Promotion Agreement dated July 18, 2003, as amended (“Collaboration Agreement”), this letter (“Letter Agreement”) sets forth certain understandings and agreements reached by Aspreva and Roche with respect to activities undertaken by Roche to develop and commercialize CellCept for autoimmune indications (“ROW Activities”). The ROW Activities consist of the following:

1. Clinical Development.  Through its local affiliate in China, Roche elected to perform several clinical trials for the treatment of lupus nephritis using CellCept (“Clinical Trials”). Activities performed by such affiliate included recruitment, study management, liaising with local CRO’s and investigators, and product distribution. Such activities are described in more detail in Exhibit A.

2. ROW Commercialization.  In addition to Aspreva’s worldwide efforts to prepare for the commercialization of CellCept in autoimmune indications, Roche has undertaken certain activities to prepare for the commercialization of CellCept in autoimmune indications in territories outside the US, Canada and the major five EU countries. Activities performed by Roche included non-promotional pre-market preparation, educational programs, medical product related training, and market assessment. Such activities are described in more detail in Exhibit A.

3. General.  Roche has provided Aspreva or Aspreva’s affiliates with guidance on clinical development, drug safety, product manufacturing and patent expiry strategies relating to CellCept.

Aspreva agrees to reimburse Roche for certain expenses incurred by Roche in connection with the ROW Activities by making a one-time payment to Roche of twenty million dollars (US$20,000,000). Such payment shall be non-refundable and non-creditable. Such payment shall be made no later than thirty (30) days after the date of this letter by wire transfer to an account designated by Roche. Aspreva shall have no further obligations to Roche with respect to the ROW Activities, and nothing herein is intended to alter the allocation between Roche and Aspreva of costs incurred in connection with CellCept-related activities (other than the ROW Activities) that is set forth in the Collaboration Agreement.

Aspreva Pharmaceuticals SA	Tel:+41 (0)32 720 0550
Rue des Beaux-Arts 8	Fax:+41 (0)32 720 0559
Case postale 1611
2001 Neuchâtel, Switzerland	VAT Registration Nr. 622 567
www.aspreva.com

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In consideration for Aspreva’s agreement to make the payment specified above, Roche will provide Aspreva with access to, and copies of, all resulting data from the Clinical Trials for use by Aspreva (or its affiliates) in its permitted activities under the Agreement. Any such Clinical Trial information shall be deemed Roche Confidential Information under the Collaboration Agreement.

This Letter Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral agreements, understandings and arrangements. For the avoidance of doubt, the Collaboration Agreement shall continue in full force and effect. No modification of or amendment to this Letter Agreement shall be effective unless signed by the parties. If any provision of this Letter Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain in full force and effect. This Letter Agreement is to be interpreted and enforced in accordance with the laws of the State of New York, without regard for any conflicts of law principles that would provide for application of the laws of any jurisdiction outside New York.

If the foregoing captures our agreements and understandings on these matters, please have this Letter Agreement signed below where indicated and return the duplicate original to Aspreva.

Aspreva Pharmaceuticals SA

By:	/s/ John A. Parkinson
Name:     John A. Parkinson
Title: VP Finance

F. Hoffmann-La Roche Ltd

By:	/s/ Stefan Arnold
Name:     Stefan Arnold

Title:	Attorney at Law

F. Hoffmann-La Roche Ltd

By:	/s/ W. M. Burns
Name:     W. M. Burns

Title:	CEO Pharma Division, Roche

Hoffmann-La Roche Inc.

By:	/s/ Gary J. Zieziula
Name:     Gary J. Zieziula

Title:	V. P. Commercial Operations

8/28/07

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.